EXHIBIT 99.1

NEWSDAY MEDIA GROUP

COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 30, 2007 AND DECEMBER 31, 2006 AND FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED DECEMBER 30, 2007

NEWSDAY MEDIA GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of Tribune Company:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, division equity (deficit) and cash flows present fairly, in all material respects, the financial position of Newsday Media Group (the “Company”), a division of Tribune Company, at December 30, 2007 and December 31, 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 30, 2007 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

July 11, 2008

NEWSDAY MEDIA GROUP
COMBINED STATEMENTS OF OPERATIONS
(In thousands of dollars)

	Year Ended
	Dec. 30, 2007	Dec. 31, 2006	Dec. 25, 2005
Operating Revenues
Advertising	$411,362	$446,062	$476,339
Circulation	78,302	84,317	85,839
Other	9,775	9,933	12,686
Total operating revenues	499,439	540,312	574,864

Operating Expenses
Cost of sales (exclusive of items shown below)	245,982	265,290	277,204
Selling, general and administrative	188,082	209,170	197,021
Depreciation	17,817	22,205	18,103
Amortization of intangible assets	1,225	1,092	995
Write-down of newspaper masthead (Note 9)	130,000	—	—
Write-down of goodwill (Note 9)	—	275,311	432,558
Total operating expenses	583,106	773,068	925,881

Operating Loss	(83,667)	(232,756)	(351,017)
Interest expense, net	(33,657)	(69,698)	(70,221)
Non-operating expense (Note 3)	(15,000)	—	(1,600)
Loss Before Income Taxes	(132,324)	(302,454)	(422,838)
Income taxes	51,517	20,881	8,345

Net Loss	$(80,807)	$(281,573)	$(414,493)

See Notes to Combined Financial Statements.

NEWSDAY MEDIA GROUP
COMBINED BALANCE SHEETS
(In thousands of dollars)

	Dec. 30, 2007	Dec. 31, 2006
Assets

Current Assets
Cash	$1,407	$5,374
Accounts receivable (net of allowances of $7,337 and $9,066, respectively)	57,454	53,703
Inventories	5,409	5,732
Deferred income taxes	6,679	8,467
Prepaid expenses and other	3,019	2,579
Total current assets	73,968	75,855

Properties
Machinery, equipment and furniture	162,577	169,098
Buildings and leasehold improvements	44,689	41,151
Accumulated depreciation	(108,226)	(101,419)
	99,040	108,830
Land	6,098	6,098
Construction in progress	1,851	6,945
Net properties	106,989	121,873

Other Assets
Goodwill	87,182	86,882
Other intangible assets, net	387,649	518,874
Assets held for sale	5,165	5,165
Other	1,605	1,468
Total other assets	481,601	612,389
Total Assets	$662,558	$810,117

Liabilities and Division Equity (Deficit)

Current Liabilities
Capital lease obligations due within one year	$405	$651
Debt due to affiliates	200,483	—
Accounts payable	5,716	3,252
Employee compensation and benefits	8,220	9,793
Advertiser settlement accrual (Note 3)	8,738	7,256
Accrued newsprint	3,168	6,318
Deferred income	3,793	3,828
Other current liabilities	14,962	12,856
Total current liabilities	245,485	43,954

Long-Term Debt
Capital lease obligations	1,334	2,117
Debt due to affiliates	—	773,710
Total long-term debt	1,334	775,827

Other Non-Current Liabilities
Deferred income taxes	158,551	216,415
Deferred compensation and benefits	910	1,326
Other obligations	2,446	2,121
Total other non-current liabilities	161,907	219,862

Commitments and Contingent Liabilities (Note 10)	—	—
Division Equity (Deficit)	253,832	(229,526)
Total Liabilities and Division Equity (Deficit)	$662,558	$810,117

See Notes to Combined Financial Statements.

NEWSDAY MEDIA GROUP
COMBINED STATEMENTS OF DIVISION EQUITY (DEFICIT)
(In thousands of dollars)

Balance at Dec. 26, 2004	$255,213
Transactions with Tribune and affiliates, net	3,282
Net loss	(414,493)
Balance at Dec. 25, 2005	$(155,998)
Transactions with Tribune and affiliates, net	15,045
Investment from Tribune and affiliates (Note 7)	193,000
Net loss	(281,573)
Balance at Dec. 31, 2006	$(229,526)
Transactions with Tribune and affiliates, net	(31,778)
Investment from Tribune and affiliates (Note 7)	795,943
Dividend to Tribune	(200,000)
Net loss	(80,807)
Balance at Dec. 30, 2007	$253,832

See Notes to Combined Financial Statements.

NEWSDAY MEDIA GROUP
COMBINED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	Year Ended
	Dec. 30, 2007	Dec. 31, 2006	Dec. 25, 2005
Operating Activities
Net loss	$(80,807)	$(281,573)	$(414,493)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation related to equity classified awards	1,206	916	11
Depreciation	17,817	22,205	18,103
Amortization of intangible assets	1,225	1,092	995
Write-down of newspaper masthead	130,000	—	—
Write-down of goodwill	—	275,311	432,558
Loss on disposal of property	2,932	1,256	1,393
Changes in working capital items excluding effects from acquisitions:
Accounts receivable	(3,751)	5,597	(510)
Inventories	323	2,142	(1,177)
Prepaid expenses and other current assets	(440)	799	(2,192)
Accounts payable, employee compensation and benefits, advertiser settlement accrual, accrued newsprint, deferred income and other current liabilities	88	(14,631)	(31,870)
Deferred compensation and benefits	(416)	(215)	(3,669)
Deferred income taxes	(56,076)	(10,605)	6,892
Other obligations, net	325	286	71
Net cash provided by operating activities	12,426	2,580	6,112
Investing Activities
Capital expenditures	(4,739)	(8,664)	(12,974)
Acquisitions, net of cash acquired	(300)	(7,429)	(100)
Other, net	(137)	95	96
Net cash used for investing activities	(5,176)	(15,998)	(12,978)
Financing Activities
Repayments of capital lease obligations	(1,728)	(1,001)	(724)
Repayments of debt due to affiliates	(772,000)	(193,000)	—
Proceeds from notes payable to affiliates	200,000	—	—
Transactions with Tribune and affiliates, net	(33,432)	15,783	3,088
Dividend to Tribune	(200,000)	—	—
Investment from Tribune and affiliates	795,943	193,000	—
Net cash provided by (used for) financing activities	(11,217)	14,782	2,364
Net Increase (Decrease) in Cash	(3,967)	1,364	(4,502)
Cash, beginning of year	5,374	4,010	8,512
Cash, end of year	$1,407	$5,374	$4,010

Supplemental Cash Flow Information

	2007	2006	2005
Cash paid for interest	$9,415	$300	$35,427

Supplemental Cash Flow Information—In 2005 and 2006, the Group settled interest payments payable to a Tribune affiliate totaling $34,981 and $69,962, respectively, through the division equity (deficit) account.  These amounts represent non-cash payments of interest.  In 2007, the Group settled a note payable with an affiliate with a principal balance of $772,000 plus accrued interest of $23,943 through contribution to the division equity (deficit) account.  During 2007 the Group entered into capital leases for the acquisition of fixed assets totaling $699.

See Notes to Combined Financial Statements.

NEWSDAY MEDIA GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Business Operations—On May 11, 2008, Tribune Company (“Tribune”) signed a Formation Agreement with CSC Holdings Inc. (“CSC”), a wholly-owned subsidiary of Cablevision Systems Corporation, to form a new partnership which will own Newsday Media Group (“NMG” and “Group”), as described further in Note 12.   NMG’s operations consist of Newsday, a daily newspaper circulated primarily in Nassau and Suffolk counties on Long Island, New York, and in the borough of Queens in New York City; four specialty magazines circulated primarily on Long Island; 181 shopper guides circulated in Nassau and Suffolk counties on Long Island, and in the boroughs of Queens, Brooklyn and Staten Island in New York City; and amNY, a free daily newspaper in New York City. NMG also operates several websites including newsday.com and amny.com.

Fiscal Year—The Group’s fiscal year ends on the last Sunday in December. Fiscal years 2007 and 2005 encompassed a 52-week period. Fiscal year 2006 encompassed a 53-week period.

Principles of Combination— NMG’s operations are conducted through the following wholly-owned subsidiaries of Tribune:  Newsday, Inc., Star Community Publishing Group, LLC, and Tribune Newspaper Holdings, LLC.  Historically, separate financial statements have not been prepared for NMG.  The accompanying combined financial statements are derived from the historical accounting records of Tribune, and present NMG’s combined financial position, results of operations and cash flows as of and for the periods presented as if NMG was a separate entity and as it was historically managed.

All significant intercompany accounts within NMG have been eliminated.  All significant intercompany transactions between NMG and Tribune and its affiliates have been included within the combined financial statements and are considered to be effectively settled through equity contributions or distributions or through cash payments at the time the transactions were recorded.  Except for promissory notes outstanding in favor of Tribune and affiliates, the accumulated net effect of intercompany transactions between NMG and Tribune and affiliates are included in division equity (deficit).  These intercompany transactions are further described in Note 4.  The total net effect of these intercompany transactions, other than non-cash items such as stock-based compensation, including debt transactions with Tribune and affiliates, are reflected in the combined statements of cash flows as financing activities.

The combined financial statements include allocations of expenses relating to NMG from Tribune.  These allocated expenses include allocations of Tribune corporate overhead and centralized services using allocation methods as described further in Note 4. The expense and cost allocations to NMG have been determined on bases that management considers to be a reasonable reflection of the utilization of services provided or the benefit received by NMG during the periods presented.  The financial information in these combined financial statements does not include all expenses that would have been incurred had NMG operated as a separate stand-alone entity and accordingly may not reflect NMG’s combined results of operations, financial position and cash flows had NMG been a stand-alone entity during the periods presented.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of NMG, as summarized below, conform with accounting principles generally accepted in the United States of America and reflect practices appropriate to the Group’s businesses.

Revenue Recognition—The Group’s primary sources of revenue are from the sales of advertising space in published issues of its newspapers, magazines, shopper guides and on interactive websites owned by the Group; distribution of preprinted advertising inserts in its newspapers; and sales of newspapers to distributors and individual subscribers. Publication advertising revenue is recorded, net of agency commissions, when advertisements are published. Website advertising revenue is

NEWSDAY MEDIA GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

recognized ratably over the contract period or as services are delivered, as appropriate. The Group records rebates throughout the year as a reduction to advertising revenue based upon contract performance.  Proceeds from publication subscriptions are deferred and are included in revenue on a pro-rata basis over the term of the subscriptions.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Accounts Receivable—The Group’s accounts receivable are primarily due from advertisers and circulation-related accounts. Credit is extended based on an evaluation of each customer’s financial condition, and generally collateral is not required. The Group maintains an allowance for uncollectible accounts, determined based on historical write-off experience and any known specific collectibility exposures, in addition to allowances for rebates and volume discounts.

A summary of the activity with respect to the accounts receivable allowances is as follows (in thousands):

Accounts receivable allowance balance at Dec. 26, 2004	$12,236
2005 additions charged to costs and expenses	15,317
2005 deductions	(18,328)
Accounts receivable allowance balance at Dec. 25, 2005	9,225
2006 additions charged to costs and expenses	16,121
2006 deductions	(16,280)
Accounts receivable allowance balance at Dec. 31, 2006	9,066
2007 additions charged to costs and expenses	12,224
2007 deductions	(13,953)
Accounts receivable allowance balance at Dec. 30, 2007	$7,337

Trade Transactions—The Group, in the ordinary course of business, enters into trade transactions whereby advertising in a Group publication is exchanged for advertising at an event/venue. Revenue and expenses associated with these trade transactions are generally recorded when the event takes place based upon the more determinable of the fair market value of services rendered or received.  Trade advertising revenues and expenses associated with third parties were $2.4 million, $2.8 million and $3.8 million in fiscal years 2007, 2006 and 2005, respectively.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (“LIFO”) basis for newsprint and on the first-in, first-out (“FIFO”) basis for all other inventories.

Properties—Property, plant and equipment are stated at cost. The Group capitalizes major property, plant and equipment additions, improvements and replacements, as well as interest incurred during construction of major facilities and equipment. Depreciation is computed using the straight-line method over the following estimated useful lives: 10 to 40 years for buildings, 7 to 20 years for newspaper printing presses and 3 to 10 years for all other equipment. Expenditures for repairs and maintenance of existing assets are charged to expense as incurred.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets are summarized in Note 9. The Group reviews goodwill and its newspaper masthead for impairment annually, or more frequently if events or changes in circumstances indicate that either asset may be impaired, in accordance with Financial Accounting Standard (“FAS”) No. 142, “Goodwill and Other Intangible Assets.” Under FAS No. 142, the impairment review of goodwill and other intangible assets not subject to amortization must be based on estimated fair values.

The Group performs its annual impairment review in the fourth quarter of each year. The estimated fair value of the Group is determined using many critical factors, including operating cash

NEWSDAY MEDIA GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

flows, revenue and market growth, market multiples, and discount rates. The estimated fair value of the newspaper masthead is generally calculated based on projected future discounted cash flow analyses. The development of market multiples, operating cash flow projections and discount rates used in these analyses requires the use of assumptions, including assumptions regarding revenue and market growth as well as specific economic factors in the publishing industry. These assumptions reflect the Group’s best estimates, but these items involve inherent uncertainties based on market conditions generally outside of the Group’s control.

In the fourth quarter of 2007, the Group recorded a pretax impairment charge of $130 million ($76.7 million after taxes) related to its masthead intangible asset in connection with its annual impairment review under FAS No. 142.  Refer to Note 9 for further details.

In the fourth quarters of 2006 and 2005, the Group recorded pretax impairment charges of $275 million ($265 million, after taxes) and $433 million ($420 million, after taxes), respectively, related to goodwill as part of the Group’s annual FAS No. 142 impairment reviews.  Refer to Note 9 for further details.

Impairment Review of Long-Lived Assets—In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Group evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may be impaired. The carrying value of a long-lived asset or asset group is considered impaired when the projected future undiscounted cash flows to be generated from the asset or asset group over its remaining depreciable life are less than its current carrying value.

Pension Plans and Other Postretirement Benefits—Retirement benefits are provided to eligible employees of the Group through pension plans sponsored by Tribune.  Under Tribune-sponsored plans, pension benefits are primarily a function of years of service and the level of compensation for a specified number of years, depending on the plan.  It is Tribune’s policy to fund the minimum for Tribune-sponsored pension plans as required by ERISA.

Tribune also provides certain health care and life insurance benefits for retired Group employees.  The expected cost of providing these benefits is accrued over the years that the employees render services.  It is Tribune’s policy to fund postretirement benefits as claims are incurred.

All obligations pursuant to the Tribune-sponsored pension and postretirement plans have historically been an obligation of Tribune. Therefore, the Group accounts for costs associated with these plans as a participant in multi-employer plans in accordance with FAS No. 87, “Employers’ Accounting for Pensions” and FAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively, as amended.  FAS No. 87 provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan.  Therefore, no assets or liabilities relative to the obligations under these retirement plans have been included in the combined balance sheets.

Stock-Based Compensation—The Group’s employees have historically been eligible to participate in Tribune’s incentive compensation and stock purchase plans.  In the first quarter of 2006, Tribune adopted FAS No. 123R, “Share-Based Payment,” which superseded Accounting Principles Board (“APB”) Opinion No. 25, FAS No. 123 and related interpretations.  FAS No. 123R requires the Group to expense stock-based compensation in its combined statements of operations. Under FAS No. 123R, stock-based compensation cost is measured at the grant date for equity-classified awards and at the end of each reporting period for liability-classified awards based on the estimated fair value of the award.

Tribune granted stock options to certain employees in 2006 and prior years, and restricted stock units beginning in 2006.  Tribune used the Black-Scholes option-pricing model to determine the fair

NEWSDAY MEDIA GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

value of each stock option it granted.  The Black-Scholes model included assumptions regarding dividend yields, expected volatility, expected lives and risk-free interest rates. These assumptions reflected Tribune’s best estimates, but they involved certain risks, trends and uncertainties, which in some instances were outside of the control of Tribune. As a result, if other assumptions had been used, stock-based compensation could have been materially impacted. Tribune adopted FAS No. 123R utilizing the modified prospective application method and did not restate prior years.

Stock-based compensation expense allocated to the Group and included in selling, general and administrative expense in the Group’s combined statements of operations was $4.1 million, or $2.4 million net of tax, for 2007, and $0.9 million, or $0.5 million net of tax, for 2006. The expense for 2007 included a charge related to the cash settlement of the Group’s outstanding stock-based awards (see discussion below).

Prior to the adoption of FAS No. 123R, Tribune accounted for its stock-based compensation plans in accordance with APB No. 25 and related interpretations. Under APB No. 25, no compensation expense was recorded because the exercise price of employee stock options equaled the market price of the underlying stock on the date of grant. Under the provisions of APB No. 25, Tribune was not required to recognize compensation expense for its employee stock purchase plan.

Under FAS No. 123, “Accounting for Stock-Based Compensation,” as amended by FAS No. 148, compensation cost was measured at the grant date based on the estimated fair value of the award and was recognized as compensation expense over the vesting period.

Had compensation cost for Tribune’s stock-based compensation plans been determined consistent with FAS No. 123 prior to the adoption of FAS No. 123R in 2006, the Group’s 2005 net loss would have been increased to the following pro forma amount (in thousands):

2005

Net loss, as reported	$(414,493)
Less: Pro forma stock-based employee compensation expense, net of tax:
General options	(4,046)
Replacement options	(56)
Employee Stock Purchase Plan	(281)
Total pro forma stock-based employee compensation expense, net of tax	(4,383)
Pro forma net loss	$(418,876)

In determining the pro forma compensation expense under the fair value method of FAS No. 123, using the Black-Scholes option-pricing model, the following weighted average assumptions were used for general awards and replacement options:

	2005
	General Awards	Replacement Options
Risk-free interest rate	3.7%	3.3%
Expected dividend yield	1.8%	1.8%
Expected stock price volatility	28.1%	22.8%
Expected life (in years)	5	3
Weighted average fair value	$10.49	$6.96

On June 24, 2005, Tribune accelerated the vesting of certain stock options granted on Feb. 11, 2003 and Feb. 10, 2004, totaling 2.4 million in each year.   On December 16, 2005, Tribune accelerated the vesting of all stock options granted on Feb. 8, 2005, totaling 3.5 million.  No other terms and conditions of the stock option grants were changed.  Of these amounts, stock options totaling 139,000 and 83,000 accelerated on June 24, 2005 and December 16, 2005, respectively, were related to the Group’s employees.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The accelerated vesting of these stock options was one of several actions taken by Tribune in 2004 and 2005 to reduce the stock-based compensation expense that would have otherwise been recorded with the adoption of FAS 123(R).  Tribune reduced the number of stock options granted in 2004 and 2005 by approximately 45%.  Also, beginning in 2004, option grants had 8-year terms, as compared to 10 year terms for grants in previous years, and did not have a replacement option feature.

In accordance with APB No. 25 and related interpretations, the acceleration of vesting of these stock options did not require accounting recognition in the Group’s income statement. The exercise prices of the 2005, 2004 and 2003 grants were $40.59, $52.05 and $45.90, respectively, and Tribune’s closing stock prices on the June 24, 2005 and December 16, 2005 dates of acceleration were $35.64 and $30.80, respectively. The impact of the accelerated vesting was to increase the Group’s pro forma stock-based compensation expense by $2.2 million, or $1.3 million net of tax, in 2005.

On December 20, 2007, Tribune consummated a merger (the “Merger”) with a newly formed Tribune Employee Stock Ownership Plan (the “ESOP”) and Tesop Corporation (the “Merger Sub”), a Delaware corporation wholly owned by the ESOP.  Following the Merger, Merger Sub was merged with and into Tribune and Tribune became wholly owned by the ESOP. Pursuant to the merger agreement, Tribune redeemed for cash all outstanding stock awards, each of which vested in full upon completion of the Merger, with positive intrinsic value relative to $34.00 per share.  Accordingly, the Group recorded additional stock-based compensation expense of $1.7 million, or $1.0 million net of taxes, in the fourth quarter of 2007 in connection with the cash settlement of its outstanding stock awards.  All remaining outstanding stock awards under the Tribune Company Incentive Compensation Plan (the “Incentive Plan”) as of December 20, 2007 that were not cash settled pursuant to the Merger Agreement were cancelled. Following the Merger, Tribune does not intend to grant any new equity awards under the Incentive Plan.

Deferred Income—Deferred income arises in the normal course of business from advance subscription payments for publications and interactive advertising sales. Deferred income is recognized as revenues in the period it is earned.

Income Taxes—The Group’s operations are included in Tribune’s consolidated United States federal and state income tax returns.  For the purpose of these combined financial statements, the Group has computed income taxes as if it were filing separate returns.  Current income taxes payable are settled with Tribune through the division equity (deficit) account.  Deferred income tax assets and liabilities are recorded on the Group’s balance sheet.

Provisions for federal and state income taxes are calculated on reported pretax losses based on current tax laws and also include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Taxable income reported to the taxing jurisdictions in which the Group operates often differs from pretax earnings because some items of income and expense are recognized in different time periods for income tax purposes. The Group provides deferred taxes on these temporary differences in accordance with FAS No. 109, “Accounting for Income Taxes.” Taxable income also may differ from pretax earnings due to statutory provisions under which specific revenues are exempt from taxation and specific expenses are not allowable as deductions. The Group establishes reserves for income tax when it is more likely than not that one or more of the taxing authorities will challenge and disallow a position taken by the Group in its income tax returns and the resulting liability is estimable. The combined tax provision and related accruals include estimates of the potential taxes and related interest as deemed appropriate. These estimates are reevaluated and adjusted, if appropriate, on a quarterly basis. Although management believes its estimates and judgments are reasonable, the resolutions of the Group’s tax issues are unpredictable and could result in tax liabilities that are significantly higher or lower than that which has been provided by the Group.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

On Jan. 1, 2007, the Group adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, a company may recognize the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  FIN 48 requires the tax benefit recognized in the financial statements to be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The adoption of FIN 48 had no effect on the Group’s combined financial statements.

New Accounting Standards—In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB issued Staff Position No. 157-2 which defers the effective date of FAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until one year after the adoption of FAS No. 157. The provisions of FAS No. 157, as amended, are effective for financial statements issued for fiscal years beginning after Nov. 15, 2007 and interim periods beginning within these fiscal years. Accordingly, the Group adopted FAS No. 157 in the first quarter of 2008. The adoption did not have a material impact on the combined financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”.  FAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date.  The provisions of FAS No. 159 are effective for financial statements issued for fiscal years beginning after Nov. 15, 2007 and interim periods beginning within these fiscal years.  Accordingly, the Group was subject to the provisions of FAS No. 159 in the first quarter of 2008.  The impact of adopting FAS No. 159 did not have a material impact on its combined financial statements.

In December 2007, the FASB issued FAS No. 141R (revised 2007), “Business Combinations”, which addresses, among other items, the recognition and accounting for identifiable assets acquired and liabilities assumed in business combinations.  FAS No. 141R also establishes expanded disclosure requirements for business combinations.  FAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods beginning within these fiscal years.  The Group is currently evaluating the impact of adopting FAS No. 141R on its combined financial statements.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51”, which provides accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that an ownership interest in a subsidiary should be reported as a separate component of equity in the consolidated financial statements, requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest and provides for expanded disclosures in the consolidated financial statements. FAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods beginning within these fiscal years; however, it will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidates a subsidiary. The Group is currently evaluating the impact of FAS No. 160 on its combined financial statements.

NOTE 3: CHANGES IN OPERATIONS AND NON-OPERATING ITEMS

Newsday Advertiser Settlement Charges—In February 2004, a purported class action lawsuit was filed in New York federal court by certain advertisers of Newsday and an affiliate publication, Hoy, New York, alleging that they were overcharged for advertising as a result of inflated circulation

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

numbers at these two publications. The purported class action also alleges that entities that paid a Newsday subsidiary to deliver advertising flyers were overcharged. The Group is vigorously defending this suit. In July 2004, another lawsuit was filed in New York federal court by certain advertisers of Newsday alleging damages resulting from inflated Newsday circulation numbers as well as federal and state antitrust violations.  On February 11, 2008, this suit was settled with all remaining plaintiffs.

On June 17, 2004, Tribune publicly disclosed that it would reduce its reported circulation for both Newsday and Hoy, New York, for the 12-month period ending September 30, 2003 and the six-month period ending March 31, 2004. The circulation adjustments were the result of a review of reported circulation at Newsday and Hoy, New York, conducted by Tribune’s internal audit staff and the Audit Bureau of Circulations (“ABC”). Subsequent to the June 17, 2004 disclosure, Tribune continued its internal review and found additional misstatements for these time periods, as well as misstatements that impacted the 12-month period ending September 30, 2002. On September 10, 2004, Tribune announced additional revisions to the circulation figures for Newsday and Hoy, New York, for the 12-month period ending September 30, 2003 and the six-month period ending March 31, 2004.

As a result of the misstatements of reported circulation at Newsday and Hoy, New York, Tribune recorded a total pretax charge of $90 million in 2004 as its estimate of the probable cost to settle with advertisers.  Approximately $84 million of the charge pertained to Newsday, and the remaining $6 million pertained to Hoy, New York. In 2007, the Group recorded a pretax charge of $3 million to increase the accrual based on the Group’s revised estimate of the cost to settle with advertisers.  These charges were included in selling, general and administrative expense in the combined statement of operations. The Group continues to evaluate the adequacy of the advertiser settlement accrual on an ongoing basis.

A summary of the activity with respect to the Newsday advertiser settlement accrual is as follows (in thousands):

Advertiser settlement accrual balance at Dec. 28, 2003	$—
2004 provision	83,910
2004 payments	(40,248)
Advertiser settlement accrual balance at Dec. 26, 2004	43,662
2005 payments	(30,075)
Advertiser settlement accrual balance at Dec. 25, 2005	13,587
2006 payments	(6,331)
Advertiser settlement accrual balance at Dec. 31, 2006	7,256
2007 provision	3,000
2007 payments	(1,518)
Advertiser settlement accrual balance at Dec. 30, 2007	$8,738

On May 30, 2006, the Securities and Exchange Commission (“SEC”) concluded its inquiry into circulation practices at Newsday and Hoy, New York. In closing its inquiry, the SEC ordered Tribune to cease and desist from violating statutory provisions related to its record keeping and reporting. No fines or other sanctions were levied against Tribune. Tribune consented to the order without admitting or denying any of the Commission’s findings. The SEC acknowledged the prompt internal investigation and remedial acts undertaken by Tribune and the cooperation Tribune afforded the Commission’s staff throughout its investigation.

On December 17, 2007, Newsday and Hoy, New York, reached a non-prosecution agreement with the United States Attorneys’ Office for the Eastern District of New York that ended the federal inquiry into the circulation practices of Newsday and Hoy, New York.  The agreement recognized Newsday’s and Hoy, New York’s, full cooperation with the investigation; the implementation of new practices and procedures to prevent fraudulent circulation practices, the

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

payment in restitution to advertisers, and a civil forfeiture payment of $15 million, which may be available for additional restitution.  The $15 million civil forfeiture payment is included as a non-operating expense in the combined statement of operations in 2007. Nine former employees and contractors of Newsday and Hoy, New York, have pleaded guilty to various criminal charges in connection with the fraudulent circulation practices uncovered by Tribune.  They are awaiting the imposition of sentence.

Employee Reductions—The Group reduced its staffing levels by a total of 50 positions in 2007, 100 in 2006, and 180 in 2005.  A summary of the activity with respect to the Group’s severance accrual, including the $4.6 million charge recorded in January 2006 related to the union renegotiation agreements, is as follows (in thousands):

Severance accrual balance at Dec. 26, 2004	$10,953
2005 provision	10,019
2005 payments	(14,697)
Severance accrual balance at Dec. 25, 2005	6,275
2006 provision	6,272
2006 payments	(10,071)
Severance accrual balance at Dec. 31, 2006	2,476
2007 provision	683
2007 payments	(2,623)
Severance accrual balance at Dec. 30, 2007	$536

In addition, in January 2006, the Group renegotiated its agreements with its union employees and paid a one-time cash payment of $14.1 million to employees related to the renegotiation of the Group’s agreements with its union employees. Severance costs for all three years and the $14.1 million of one-time employee payments in 2006 are included in selling, general and administrative expense in the accompanying combined statements of operations.

Non-Operating Items—Fiscal year 2007 included a non-operating expense of $15 million for the civil forfeiture payment related to Newsday discussed above.  Fiscal year 2005 included a non-operating expense of $1.6 million related to the settlement of a dispute with a former distributor of the Group.

Other Matters—In 2007, the Group terminated a contract with a distributor for $1.3 million as part of streamlining the operations of one of its publications.  This charge has been included in selling, general and administrative expense in the accompanying combined statement of operations.

NOTE 4: TRANSACTIONS WITH TRIBUNE AND AFFILIATES

The Group participates in a number of corporate-wide programs administered by Tribune.  These include participation in Tribune’s centralized treasury function, insurance programs, employee benefit programs, workers compensation programs, and centralized service centers and other corporate functions.  The following is a discussion of the relationship with Tribune, the services provided and how transactions with Tribune and affiliates have been accounted for in the combined financial statements.

Division Equity (Deficit) —Division equity (deficit) in the combined balance sheets includes the accumulated balance of transactions between NMG and Tribune and affiliates, NMG’s paid-in- capital, and Tribune’s interest in NMG’s cumulative retained earnings (deficit). The amounts comprising division equity (deficit) as of December 30, 2007, December 31, 2006 and December 25, 2005 were as follows (in thousands):

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

	Dec. 30, 2007	Dec. 31, 2006	Dec. 25, 2005
Transactions with Tribune and affiliates:
Net assets allocated from Tribune and affiliates	$1,369,748	$1,370,733	$1,366,723
Net advances to Tribune	(3,159,960)	(2,670,748)	(2,168,108)
Disbursements, support services provided and other amounts with Tribune and affiliates	1,868,429	1,410,010	703,335
Net amount with Tribune and affiliates	78,217	109,995	(98,050)
Paid-in-capital	969,852	373,909	373,909
Retained (deficit)	(794,237)	(713,430)	(431,857)
Division equity (deficit)	$253,832	$(229,526)	$(155,998)

Net assets allocated consist primarily of the allocation of assets and liabilities recorded by Tribune and affiliates and related to NMG including goodwill, newspaper masthead, and net deferred income taxes.  Net advances to Tribune represent the cumulative NMG funds swept to Tribune (net of funding provided by Tribune to NMG) as part of the centralized cash management programs described further below.  Disbursements, support services provided and other amounts with Tribune and affiliates primarily represent the cumulative outstanding amount for disbursements made on behalf of NMG for the processing of accounts payable and payroll, support services utilized by NMG as further described below, and, to a lesser extent, certain intercompany transactions related to services provided by NMG to Tribune and affiliates (e.g. printing services) or by Tribune and affiliates to NMG (e.g. distribution services).

As discussed in Note 7, in June 2007 a Tribune affiliate contributed a promissory note with an outstanding principal balance plus accrued interest totaling $795.9 million to division equity.  In addition, the Group distributed the proceeds from a $200 million promissory demand note from a Tribune affiliate to Tribune as a dividend.  These transactions are included within paid-in-capital in the table above.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The components of the changes in transactions with Tribune and affiliates each year are summarized as follows (in thousands):

	Fiscal Years
	2007	2006	2005
Net amount with Tribune and affiliates, beginning of year	$109,995	$(98,050)	$(101,332)
Net assets allocated from Tribune and affiliates	(985)	4,010	212,189
Net advances to Tribune	(489,212)	(502,640)	(479,166)
Disbursements, support services and other amounts with Tribune and affiliates	458,419	706,675	270,259
Net amount with Tribune and affiliates, end of year	$78,217	$109,995	$(98,050)

The average outstanding amounts with Tribune and affiliates were $94.1 million, $6.0 million, and $(99.7) million in 2007, 2006 and 2005, respectively.   No interest income or expense has been allocated to Tribune or NMG related to these balances.

Centralized Cash Management—Tribune utilizes a centralized approach to cash management and the financing of its operations.  Under this centralized cash management program, Tribune and NMG advance funds to each other. Accordingly, none of Tribune’s cash and cash equivalents have been assigned to NMG in the combined financial statements.  Cash in the combined balance sheets represents either cash not yet swept to Tribune or cash held locally by NMG.

Disbursements, Support Services Provided, and Other Amounts with Tribune and Affiliates—The Group received allocated charges from Tribune for certain corporate support services, which are principally recorded within selling, general and administrative expense in the Group’s combined statements of operations.  Management believes that the bases used for the allocations are reasonable and reflect the portion of such costs attributed to the Group’s operations; however, the amounts may not be representative of the costs necessary for the Group to operate as a separate stand-alone entity.  These costs are summarized in the following table (in thousands):

	Fiscal Years
	2007	2006	2005
Corporate management fee	$5,633	$5,378	$5,058
Publishing management fee	1,924	1,683	1,423
Tribune Interactive support costs	4,496	4,052	3,154
Service center support costs	4,084	3,651	3,785
General insurance	1,585	1,758	1,391
Occupancy	401	489	588
Other support costs	2,169	1,382	1,358
Cost recoveries	(2,431)	(2,477)	(2,622)
Total	$17,861	$15,916	$14,135

The corporate management fee related to support the Group received from Tribune and its affiliates for certain corporate activities including: (i) strategic management, (ii) corporate development, (iii) investor relations, (iv) legal, (v) human resources, (vi) finance and financial reporting, (vii) treasury, and (viii) other Tribune corporate and infrastructure costs.  For these services, the Group was charged a management fee based upon the Group’s revenue as a percentage of total Tribune revenue in each fiscal year.

The publishing management fee related to the support the Group received from the publishing segment of Tribune.  This included costs for the group office of the publishing segment.  For these services, the Group was charged a management fee based upon the Group’s revenue as a percentage of total publishing segment revenue in each fiscal year.

Tribune Interactive support costs reflect support provided to the Group for internet related services.  The Tribune Interactive support costs are based on department specific metrics, such as page views, and internet advertising revenue as a percentage of total publishing internet advertising revenue.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Service center support costs related to Tribune service centers, which centrally manage and process (for all Tribune business units) certain (i) financial transactions (e.g. payroll, accounts payable, etc.), (ii) human resources activities (e.g. employee relations, recruitment, etc.), and (iii) technology cost activities (e.g. networks, email, etc.).  Allocations of these support service costs were determined using a proportional cost allocation method based on either number of payments processed, headcount or other volume measures, such as the number of information technology department users.

General insurance related to the Group’s participation in Tribune-sponsored risk management plans for (i) general liability, (ii) auto liability, and (iii) other insurance such as property and media.  Costs were allocated based on either actuarially determined historical loss experience or, depending upon insurance type, revenue, vehicle count, or headcount.

Occupancy costs related to certain facilities owned by Tribune that were utilized by NMG employees and principally relate to a sales office located in New York City, New York.  These costs were charged to the Group based on actual square footage utilized.  Occupancy costs included facility rent, maintenance, security, and other occupancy related costs incurred to manage the properties.

Other support costs related to charges to the Group from other Tribune business units for website maintenance costs, audit fees and other support services.  Such costs were allocated using a proportional cost method based on percentage of revenue and headcount.

Cost recoveries reflect costs recovered from Tribune and its affiliates for use of the Group’s mainframe computer for the use of certain business software operated by the Group.

As noted above, Tribune’s service centers process substantially all of the Group’s disbursements on its behalf.  These disbursements are settled through the division equity account.

Medical and Worker’s Compensation Benefit Plans—The Group participates in Tribune-sponsored employee benefit plans including medical and worker’s compensation.  Allocations of benefit plan costs varied by plan type and were based on actuarial valuations of cost and/or liability, premium amounts and payroll.  Total benefit plan costs allocated to the Group amounted to $13.9 million, $15.2 million and $15.4 million in 2007, 2006 and 2005, respectively. While management believes the cost allocation methods utilized for the benefit plans were reasonable and reflected the portion of such costs attributed to the Group, the amounts may not be representative of the costs necessary for the Group to operate as a stand-alone entity.

Retirement Plans—Annual costs (credits) related to Tribune-sponsored pension plans, which totaled ($1.4) million, $3.1 million, and $7.5 million in fiscal years 2007, 2006 and 2005, respectively, were based upon a specific allocation of actuarially determined service costs plus an allocation of the remaining net periodic pension cost components based upon the Group’s proportional share of the pension liability.  In 2006, the pension plan benefits for NMG’s employees were frozen.  See also Note 2, “Pension Plans and Other Postretirement Benefits.”

Tribune also provided certain health care and life insurance benefits for retired employees for which the Group’s annual cost totaled $0.2 million in 2007, and $0.3 million in each of 2006 and 2005.  These costs were based upon a specific allocation of actuarially determined service cost and a proportional cost allocation of the remaining expense.

While management believes the cost allocation methods utilized for the Tribune-sponsored pension plans, health care and life insurance benefit plans were reasonable and reflected the portion of such costs attributed to the Group, the amounts may not be representative of the costs necessary for the Group to operate as a stand-alone entity.

Defined Contribution Plans—Group employees have historically participated in various Tribune qualified 401(k) savings plans, which permit eligible employees to make voluntary contributions on a pretax basis. The plans allowed participants to invest their savings in various investments.  Amounts

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

charged to expense by the Group for employer contributions to Tribune 401(k) savings plans totaled $5.9 million, $5.2 million and $3.3 million in fiscal years 2007, 2006 and 2005, respectively.

Tribune Company Management Equity Incentive Plan—Certain of the Group’s key employees are eligible to participate in Tribune’s 2007 Management Equity Incentive Plan (the “MEIP”). The MEIP provides for phantom units (the “Units”) that generally track the value of a share of Tribune’s common stock after the effective date of the Merger (see Note 2 “Stock-Based Compensation” for a discussion of the Merger.)  Awards are made to eligible members of the Group’s management and other key employees at the discretion of Tribune’s Board. Under the terms of the MEIP, awards are classified as First Tranche Units or Second Tranche Units.

The First Tranche Units vest ratably over a three-year period beginning on the date of grant. Unvested First Tranche Units vest upon a change in control of Tribune or upon termination of employment due to death or disability. Unvested First Tranche Units will be cancelled upon a termination of a participant’s employment for any reason other than death or disability.

Fifty percent of the Second Tranche Units vested upon grant and the remaining fifty percent will vest on the one year anniversary of the grant date. Any unvested Second Tranche Units will become fully vested upon a change in control of Tribune, an involuntary termination of employment or a termination of employment due to a Plan participant’s death or disability. Unvested Second Tranche Units will be cancelled upon a termination of a participant’s employment for any reason other than an involuntary termination of employment or a termination of employment due to death or disability. Participants receiving Second Tranche Units will be entitled to a gross-up for the payment of excise taxes, if any, in connection with the Merger.

As of December 30, 2007, compensation costs related to non-vested awards not yet recognized in the combined statements of operations totaled $3.3 million and had a weighted average remaining service period of two years.

In general, one-third of vested Units subject to an award (whether First Tranche Units or Second Tranche Units) will be payable in cash on each of the fourth, sixth and eighth anniversaries of the grant date or, if sooner, upon the occurrence of a change in control or a termination of employment based on the fair market value of Tribune’s common stock on the December 31 immediately following the settlement event. With respect to Second Tranche Units only, in the event of a termination of a Plan participant’s employment prior to December 20, 2008, such participant will receive his or her pro rata share (based upon the amount of his or her vested Second Tranche Units relative to all Second Tranche Units outstanding and reserved for issuance) of $25 million, payable within ten business days following such termination of employment.

The Group accounts for the Units issued under the MEIP as liability-classified awards in accordance with FAS No. 123R (see Note 2 for further information regarding the Group’s adoption of FAS No. 123R). The Group recorded $1.2 million of compensation expense in 2007 in connection with the MEIP, which was based on the estimated fair value of Tribune’s common stock as of December 30, 2007 as determined by the trustee of Tribune’s ESOP.  This expense was recorded in selling, general and administrative expense in the Group’s 2007 combined statement of operations.

NOTE 5: INVENTORIES

Inventories consisted of the following (in thousands):

	Dec. 30, 2007	Dec. 31, 2006
Newsprint	$4,591	$5,068
Supplies and other	818	664
Total inventories	$5,409	$5,732

Newsprint inventories valued under the LIFO method were less than current cost by approximately $0.4 million at December 30, 2007 and $1.1 million at December 31, 2006.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

NOTE 6: ASSETS HELD FOR SALE

In December 2006, the Group commenced a process to sell the land and building of its facility located in Hicksville, New York.  The estimated fair value, less costs to sell, exceeds the $5.2 million carrying value of the land and building, which is included in assets held for sale, at December 30, 2007 and December 31, 2006. The facility is currently idle and will not be included in the transaction contemplated by the Formation Agreement which is further described in Note 12.  The Group expects these assets to be sold in the next year.

NOTE 7: DEBT DUE TO AFFILIATES

On June 4, 2007, the Group signed a promissory demand note in favor of Tribune Finance LLC for $200 million and distributed the proceeds to Tribune as a dividend.  Tribune Finance LLC is a single-member limited liability company wholly owned by Tribune that was established in 2007 pursuant to a credit agreement for senior secured facilities entered into by Tribune on May 17, 2007 and subsequently amended on June 4, 2007 (collectively, the “Credit Agreement”).  Pursuant to the terms of the Credit Agreement, Tribune contributed $3 billion to Tribune Finance LLC for the purpose of providing $3 billion of loans to certain of Tribune’s subsidiaries including Newsday, Inc., one of the legal entities through which NMG operates.

The note is subordinate and junior in right of payment to obligations of Tribune Company.  Interest is payable at the per annum rate equal to the rate applicable to funds contributed to Tribune Finance LLC by Tribune Company and payable on the dates interest is payable by Tribune Company under its Credit Agreement. Interest was accrued at a weighted average annual rate of 8.29% in 2007.  Interest expense on this note is included in the Group’s combined statements of operations. Principal may be prepaid in whole or in part at any time and from time to time without premium or penalty.  Principal and accrued interest totaled $200.5 million at December 30 2007. As the promissory note is payable on demand, it has been classified as a current liability.

In June 2000, an affiliate of Tribune provided a loan in the form of a promissory note to the Group.  The outstanding obligation related to the promissory note was $772 million and $965 million at December 31, 2006 and December 25, 2005, respectively.  The principal amount was due June 12, 2010.  In June 2007, the Tribune affiliate contributed the outstanding principal balance of $772 million plus accrued interest of $23.9 million (or $795.9 million) to division equity.  In December 2006, the Group made a principal payment of $193 million which was settled through the division equity (deficit) account.  Prior to these settlement transactions, interest was accrued at an average annual rate of 7.25%, payable semi-annually.  Interest expense on this note is included in the Group’s combined statements of operations.

NOTE 8: CAPITAL LEASE OBLIGATIONS

The Group had capital lease obligations totaling $1.7 million at December 30, 2007 and $2.8 million at December 31, 2006.  The capital lease obligations relate primarily to the lease of trucks for the transport of publications to markets and customers.  The vehicles associated with the capital leases are recorded within property, plant, and equipment and had a net book value of $1.7 million and $2.5 million (net of accumulated depreciation of $1.5 million and $3.9 million) at December 30, 2007 and December 31, 2006, respectively.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The following future minimum payments are to be made in each of the years indicated for the Group’s capital lease obligations at December 30, 2007 (in thousands):

2008	$478
2009	453
2010	476
2011	292
2012	83
Thereafter	259
Subtotal	2,041
Less: Interest	(302)
Total	$1,739

NOTE 9: GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets at December 30, 2007 and December 31, 2006 consisted of the following (in thousands):

	Dec. 30, 2007			Dec. 31, 2006
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Subscribers (useful life of 15 years)	$14,900	$(7,469)	$7,431	$14,900	$(6,476)	$8,424
Non-compete agreements (useful life of 2 to 5 years)	700	(308)	392	700	(76)	624
Total	$15,600	$(7,777)	7,823	$15,600	$(6,552)	9,048
Goodwill and other intangible assets not subject to amortization
Goodwill			87,182			86,882
Newspaper masthead			379,826			509,826
Total			467,008			596,708
Total goodwill and other intangible assets			$474,831			$605,756

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The changes in the carrying amounts of intangible assets during the years ended December 30, 2007 and December 31, 2006 were as follows (in thousands):

Intangible assets subject to amortization
Balance as of Dec. 25, 2005	$9,440
Amortization expense	(1,092)
Amortizable intangibles acquired during year	700
Balance as of Dec. 31, 2006	$9,048
Amortization expense	(1,225)
Balance as of Dec. 30, 2007	$7,823

Goodwill
Balance as of Dec. 25, 2005	$355,464
Goodwill acquired during year	6,729
Write-down of goodwill	(275,311)
Balance as of Dec. 31, 2006	$86,882
Goodwill acquired during year	300
Balance as of Dec. 30, 2007	$87,182

Other intangible assets not subject to amortization
Balance as of Dec. 25, 2005 and Dec. 31, 2006	$509,826
Write-down of newspaper masthead asset	(130,000)
Balance as of Dec. 30, 2007	$379,826

Total goodwill and other intangibles as of Dec. 30, 2007	$474,831

In conjunction with the acquisition of Island Metro Publications, Inc. by the Group in fiscal year 2004, additional consideration of $0.1 million in 2006 and $0.3 million in 2007 was paid to the sellers in accordance with the related purchase and sale agreement.

In September 2006, the Group completed its acquisition of the remaining 23% equity interest in amNY for an aggregate purchase price of $7.3 million, comprised of goodwill of $6.6 million and a non-competition agreement asset for $0.7 million. As a result of this transaction, the Group increased their ownership of amNY to 100%.

In the fourth quarter of 2007, the Group recorded a pretax impairment charge of $130 million ($76.7 million after taxes) related to its newspaper masthead intangible asset in connection with its annual impairment review under FAS No. 142.

In the fourth quarters of 2006 and 2005, the Group recorded pretax impairment charges of $275 million ($265 million, after taxes) and $433 million ($420 million, after taxes), respectively, related to the goodwill recorded in conjunction with Tribune’s acquisition of Times Mirror Company in June 2000 as part of the Group’s annual FAS No. 142 impairment reviews.

The above masthead and goodwill impairment charges were due to decreases in actual newspaper advertising revenues in 2007, 2006 and 2005, and projected advertising revenues as a result of the continued difficult advertising environment.  The Group has experienced declines in its combined operating results during 2007, 2006 and 2005. Adverse changes in expected operating results and/or unfavorable changes in other economic factors used to estimate fair values could result in additional non-cash impairment charges in the future under FAS No. 142. See Note 2 for a description of the Group’s accounting policy for measuring impairments of its intangible assets in accordance with FAS No. 142.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Estimated annual amortization expense will be approximately $1.1 million for each of the next five years, excluding the effects of any acquisitions or dispositions subsequent to December 30, 2007.

NOTE 10: COMMITMENTS AND CONTINGENT LIABILITIES

The Group leases certain equipment and office and production space under various operating leases. Net lease expense was $3.8 million in 2007, $4.1 million in 2006 and $5.1 million in 2005. The table below presents the future minimum lease payments to be made under non-cancelable agreements at December 30, 2007 (in thousands):

2008	$3,662
2009	3,174
2010	2,607
2011	1,703
2012	931
Thereafter	188
Total	$12,265

The Group had commitments related to non-cancelable contracts for technology maintenance of $0.6 million in 2008, $0.4 million in 2009 and $0.2 million in 2010.  In addition, the Group has commitments under a printing and distribution contract that extends to 2012 where the amounts payable under the contract are based on volume measures for printing and sheet inserts.  Costs incurred under this contract were $12.4 million in 2007, $13.2 million in 2006, and $15.2 million in 2005.

The Group and its affiliates are defendants from time to time in actions for matters arising out of their business operations. In addition, the Group is involved from time to time as parties in various regulatory, environmental and other proceedings with governmental authorities and administrative agencies. See Note 3 for a discussion related to the Newsday advertiser settlement charges. The Group does not believe that any other matters or proceedings presently pending will have a material adverse effect on its combined financial position, results of operations or liquidity.

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

NOTE 11: INCOME TAXES

NMG’s operations are included in Tribune’s consolidated United States federal and state income tax returns.  Income taxes in the combined statements of operations have been calculated under the separate return method.  Current income taxes payable or receivable are settled with Tribune through the division equity (deficit) account.  Deferred tax assets and liabilities that are attributable to the Group’s operations have been recorded in the combined balance sheets.

On March 13, 2008, Tribune filed an election to be treated as a subchapter S Corporation under the Internal Revenue Code, with the election effective as of the beginning of Tribune’s 2008 fiscal year.  Tribune also elected to treat certain of its subsidiaries, including the subsidiaries through which NMG operates, as qualified subchapter S subsidiaries.  Subject to certain limitations (such as the built-in gains tax applicable for ten years to gains accrued prior to the election), Tribune and the Group are no longer subject to federal income tax. Although most states in which Tribune and the Group operate recognize the S Corporation status, some impose income taxes at a reduced rate.  As a result of the subchapter S Corporation election, essentially all of NMG’s net deferred tax liabilities will be eliminated and such adjustment will be recorded as a reduction in NMG’s provision for income taxes in the first quarter of 2008.

The following is a reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes reported in the combined statements of operations (in thousands):

	Fiscal Years
	2007	2006	2005
Loss before income taxes	$(132,324)	$(302,454)	$(422,838)
Federal income tax benefit at 35%	$(46,313)	$(105,859)	$(147,993)
State and local income taxes, net of federal tax effect	(7,327)	(3,327)	(1,375)
Non-deductible goodwill impairment charges	—	87,927	140,646
Non-deductible portion of civil forfeiture payment	1,750	—	—
Other	373	378	377
Income taxes reported	$(51,517)	$(20,881)	$(8,345)
Effective tax rate	38.93%	6.90%	1.97%

Components of income tax expense (benefit) included in the combined statements of operations were as follows (in thousands):

	Fiscal Years
	2007	2006	2005
Currently payable:
U.S. federal	$2,362	$(8,919)	$(12,467)
State and local	2,197	(1,357)	(2,770)
Sub-total	4,559	(10,276)	(15,237)
Deferred:
U.S. federal	(42,607)	(6,842)	6,237
State and local	(13,469)	(3,763)	655
Sub-total	(56,076)	(10,605)	6,892
Total	$(51,517)	$(20,881)	$(8,345)

NEWSDAY MEDIA GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Significant components of the Group’s net deferred tax liabilities were as follows (in thousands):

	Dec. 30, 2007	Dec. 31, 2006
Net properties	$11,727	$17,996
Net intangible assets	152,257	203,518
Other future taxable items	1,255	1,236
Total deferred tax liabilities	165,239	222,750
Deferred compensation	(235)	(544)
Other accrued liabilities	(5,134)	(5,563)
Accounts receivable	(2,754)	(4,023)
Other future deductible items	(46)	(117)
State operating loss carryforwards	(7,753)	(6,157)
Valuation allowances on state operating loss carryforwards	2,555	1,602
Total deferred tax assets	(13,367)	(14,802)
Net deferred tax liability	$151,872	$207,948

Operating Loss Carryforwards—At December 30, 2007, the Group had approximately $155 million of operating loss carryforwards for state income tax purposes. These carryforwards expire between 2019 and 2026.  The deferred tax assets related to these carryforwards totaled $7.8 million, net of federal taxes, at December 30, 2007. However, the Group believes it is more likely than not that $2.6 million of the deferred tax assets will not be realized because the related carryforwards will expire before being utilized. Therefore, in accordance with FAS No. 109, “Accounting for Income Taxes,” the Group has established valuation allowances of $2.6 million on the deferred tax assets related to the state carryforwards. The state operating loss carryforwards increased in 2007 because the Group generated additional tax losses.  Due to Tribune’s subchapter S election in March, 2008, the deferred tax assets associated with these operating loss carry forwards were reversed in the first quarter of 2008.

NOTE 12: SUBSEQUENT EVENTS

Pursuant to the Formation Agreement described in Note 1, CSC will hold approximately 97% and Tribune will hold approximately 3% of the equity in a partnership that will own NMG. To form the new partnership, Tribune will contribute substantially all of the NMG assets, and CSC will contribute newly issued parent company bonds with a fair market value of $650 million on the contribution date. Lenders have provided a firm commitment to provide $650 million of senior debt financing, guaranteed by CSC, to the new partnership. Of that amount, Tribune will receive $612 million in cash, an equity stake in the partnership valued at $20 million and $18 million in prepaid rent under leases for certain facilities used in the business.  This transaction is expected to close in the third quarter of 2008.

In conjunction with the transaction with CSC, Tribune will retain ownership of the Group’s facilities located in Melville, New York as well as the idled facility located in Hicksville, New York (see Note 6).  Incorporated into the Formation Agreement were new lease agreements for the facilities in Melville, New York with an initial term ending in 2018.  The lease costs associated with these properties have not historically been recorded in the combined financial statements as these properties have been included as assets on the historic combined balance sheets and depreciated over their expected useful lives.

In addition, upon closing of the transaction with CSC, Tribune will cause the promissory demand note in favor of Tribune Finance LLC (see Note 7) to be settled on NMG’s behalf.